INNOVATIVE MEDICAL SERVICES
COMPUTATION OF EARNINGS PER COMMON SHARE
FOR THE YEARS ENDED JULY 31, 1998 AND 1997



                                                      FOR THE YEARS ENDED
                                                           JULY 31,
                                                  --------------------------
                                                      1998          1997
                                                      ----          ----

Shares outstanding                                   3,916,351     3,520,851
                                                   -----------   -----------

Weighted average shares outstanding                  3,779,543     3,284,158
Stock Options                                        1,471,250       406,250
Warrants                                             1,798,125     1,798,125
                                                   -----------   -----------
   Total weighted average shares outstanding         7,048,918     5,488,533
                                                   ===========   ===========

Net Income (Loss)                                  $(1,902,742)  $(1,407,314)
                                                   ===========   ===========

Primary Net Earnings (Loss) per share              $      (.50)  $     (0.43)
                                                   ===========   ===========

Fully Diluted Net Earnings (Loss) per share        $     (0.27)  $     (0.26)
                                                   ===========   ===========